Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) dated as of March 15, 2012, between VIKING PETROL SAHASI HIZMETLERI A.S., a Turkish joint stock company (“VOS”), whose registered address is Nispetiye Caddesi Akmerkez B Blok Kat: 5, 34337 Etiler-Besiktas- ISTANBUL, and VIKING GEOPHYSICAL SERVICES, LTD., a Bahamian international business company (“VGS”), whose registered address is1st Floor, Kings Court, Bay Street, PO Box N-3944, Nassau, Bahamas.

WHEREAS, VOS is the owner of certain seismic equipment, and related inventory and supplies, all of which is described on the attached Exhibit A which is made a part hereof (such equipment and any additional seismic equipment owned by VOS is collectively referred to herein as the “Equipment”);

WHEREAS, VGS and VOS have entered into that certain Master Service Agreement and Supplement 1 thereto (collectively, the “Master Service Agreement”) with GX Technology Corporation and its affiliates (collectively, “GXT”), whereby VOS and VGS will each provide seismic data acquisition services to GXT and its affiliates in Poland (the “PolandSPAN Project”);

WHEREAS, VGS has the knowledge and expertise to provide management and personnel services to VOS regarding its Equipment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services to be Provided. During the term of this Agreement, VGS agrees to provide VOS with the management and personnel services (the “Services”) necessary to enable the Equipment to be used in Poland in accordance with the Master Service Agreement.

2. Standard of Care. VGS’s standard of care with respect to the provision of Services pursuant to this Agreement shall be limited to providing services of the same general quality as VGS provides for its own internal operations, and VOS’s sole and exclusive remedy for the failure by VGS to meet such standard of care in providing Services hereunder shall be to terminate such services as provided in this Agreement. Notwithstanding anything herein to the contrary, VGS shall be liable for losses sustained or liabilities arising out of VGS’s gross negligence or willful misconduct. VGS makes no representations or warranties of any kind, whether express or implied (i) as to the quality or timeliness or fitness for a particular purpose of services it provides hereunder, or (ii) with respect to any supplies or other material purchased on behalf of VOS pursuant to this Agreement, the merchantability or fitness for any purpose of any such supplies or other materials. UNDER NO CIRCUMSTANCES SHALL VGS HAVE ANY LIABILITY HEREUNDER FOR DAMAGES IN EXCESS OF AMOUNTS PAID BY VOS UNDER THIS AGREEMENT OR FOR CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS.

3. Payment. In consideration of the provision of Services under this Agreement, VGS shall be entitled to payment from VOS for all actual costs and expenses associated with the provision of Services. In addition, VGS shall be entitled to a monthly management fee equal to eight percent (8.0%) of the total amount invoiced for direct labor costs for employees of VGS providing Services pursuant to this Agreement. VOS shall pay all invoices within thirty (30) days of receipt unless VOS has disputed an invoice in writing. In the event of a dispute, the parties shall work in good faith to resolve such dispute.

4. Master Service Agreement Participation. It is contemplated that one of either VOS’ or VGS’ seismic acquisition crews will operate in Poland prior to the arrival of the other seismic acquisition crew in Poland. Accordingly, during the term of the Master Service Agreement:

(a) all revenues and expenses generated from providing seismic data acquisition services in connection with the PolandSPAN Project:

(i) will be shared fifty percent (50%) by VOS and fifty percent (50%) by VGS during the period that VOS and VGS both have a seismic acquisition crew operating in Poland; and

(ii) will be for the sole account of either VOS or VGS during the period that VOS or VGS, as applicable, has the sole seismic acquisition crew operating in Poland.

(b) all revenues and royalties generated for the account of VOS and VGS by the sale of PolandSPAN Project seismic data will be shared fifty percent (50%) by VOS and fifty percent (50%) by VGS.

5. Term. This Agreement shall terminate upon the termination of the Master Service Agreement. Upon termination of this Agreement, VGS shall be paid for Services rendered pursuant to this Agreement through the effective date of the termination and shall be entitled to receive the monthly management fee through the last month of the term. Thereafter, the parties shall have no further liability to each other as to unperformed services not yet due hereunder (except for those obligations expressly surviving such termination).

6. Insurance. If requested by VGS, VOS shall secure and maintain insurance of the types and in the amounts necessary to protect itself and the interests of VGS against hazards or risks of loss with regard to the Equipment. VOS shall cause VGS to be listed as an additional insured and/or loss payee on such insurance policies. VOS shall invoice VGS for the actual cost of such insurance, and VGS shall pay such invoices within thirty (30) days of receipt of such invoice.

7. Representations and Warranties. VOS represents and warrants that the Equipment is in good operating condition and repair, and is suitable for immediate use for their intended purpose.

8. Indemnification. VGS shall fully defend, indemnify and hold VOS, its shareholders, partners, officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys’ fees, court costs, and costs of investigation) which may be made or asserted by VGS, VGS’s assigns, VGS’s employees, agents, contractors, and subcontractors and employees thereof, or by any third parties (including governmental agencies) for personal injury, death, property damage, property confiscation, breach of contract, taxes, duties, tariffs, pollution, environmental damage, and regulatory compliance, any fines or penalties asserted on account of such damage, and causes of action alleging liability caused by, arising out of the provision of Services by VGS from and after the date of this Agreement. This indemnity shall not apply to losses sustained or liabilities arising out of (a) VOS’s gross negligence or willful misconduct, or (b) defects in the design or construction of the Equipment.

9. No Waiver or Amendment. No waiver of any of the terms, provisions or conditions hereof, or any modification of such terms, provisions or conditions, shall be effective unless in writing and signed by a duly authorized officer of each party.

10. Assignment. This Agreement and the duties, rights and obligations of the parties hereunder shallbe assignable by either party with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to its principles regarding conflicts of laws. Venue for any action tried hereunder will be in Dallas, Texas, whether in federal or state court.

12. Independent Contractor. VGS shall perform the Services hereunder solely in the capacity of an independent contractor. VGS and VOS agree that nothing herein shall in any manner constitute either party as the agent or representative of the other party for any purpose whatsoever. Without limiting the foregoing, neither party shall have the right or authority to enter into any contract, warranty, guarantee or other undertaking or obligation in the name of or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to do any of the foregoing, except, in each case, as to actions taken by a party at the express written request and direction of the other party. Nothing in this Agreement, express or implied, shall create a partnership relationship between the parties (including any of their respective successors and assigns).

13. Entire Agreement. This Agreement represents the entire agreement between the parties, and supercedes and nullifies all prior representations, negotiations, proposals and statements.

14. Notices. Any notice, request, demand, statement, routine communications, or invoices will be in writing and delivered to the parties at the addresses or facsimile numbers identified below. Notice will be deemed given when physically delivered to the other party in person, when transmitted to the other party by confirmed facsimile transmission, or when deposited in the U.S. Mail or with a delivery service, postage pre-paid. Either party may change its address or facsimile number by providing notice of same in accordance with this provision.

VIKING PETROL SAHASI HIZMETLERI A.S.	VIKING GEOPHYSICAL SERVICES LTD.

Nispetiye Caddesi Akmerkez B Blok Kat: 5, 34337 Etiler- Besiktas - ISTANBUL Facsimile: 90 212.317 25 97	Sehit Erhan Caddesi 24/7, 06680 Cancaya - ANKARA Facsimile: 90 312.426 02 04

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed in its corporate name by its corporate officers, as of the day and year first above written.

VIKING PETROL SAHASI HIZMETLERI A.S.

By:	/s/ N. Malone Mitchell, 3rd
Name:	N. Malone Mitchell, 3rd
Title:	Authorized Signatory

VIKING GEOPHYSICAL SERVICES, LTD.

By:	/s/ Jeffrey S. Mecom
Name:	Jeffrey S. Mecom
Title:	Vice President

EXHIBIT “A”

DESCRIPTION OF EQUIPMENT